February 1, 2000


                            CHASE INVESTMENT COUNSEL
                                 CODE OF ETHICS

Purpose: AN INVESTMENT ADVISER IS A FIDUCIARY, AND AS SUCH, OWES UNDIVIDED LOYALTY TO ITS CLIENTS. CLIENT INTERESTS TAKE PRIORITY OVER ALL NON-CLIENT MEMBERS OF CHASE INVESTMENT COUNSEL CORPORATION ("CICC" OR THE "CORPORATION"). TO AVOID CONFLICTS OF INTEREST WITH CLIENT INTERESTS THIS CODE OF ETHICS IS ADOPTED.

The Securities and Exchange Commission (the "SEC") adopted Rule 17j-l under the Investment Company Act of 1940, as amended (the "Investment Company Act") to require investment companies to adopt a written Code of Ethics designed to deal with the potential "conflicts of interests" that might arise with regard to transactions by affiliated persons of an investment company. Thus, each investment company ("Fund" or "Client") advised by Chase Investment Counsel Corporation (the "Adviser" or "CICC") requires the Adviser to adopt a Code of Ethics. The Compliance Officer is David Scott and questions about the meaning or application of this Code should be directed to him. Capitalized terms are further defined at Section V.

I. PROHIBITED PURCHASES, SALES AND OTHER ACTIONS

The following procedures apply to all Access Persons (as such term is defined at Section V):

(a) Access Person security transactions (including private placements) should not in any way adversely affect the interests of clients.

(b) No Access Person may purchase any security which at the time is being purchased or is on the active list of buy recommendations until Clients' commitments have been satisfactorily filled.

(c) Sales of securities by Access Persons may not be made just before or during a period where active sales are being executed, or, to his or her knowledge are being considered for sale, by Clients until Client holdings have been satisfactorily eliminated, unless mitigating circumstances arise, and then prior approval must be obtained from the Compliance Officer.

(d) Access Persons are prohibited from selling short a security which is held long in any Client's account, except that short sales may be made "against the box" for tax purposes.

(e) Access Persons may only purchase Initial Public Offerings (IPOs) and Limited Public Offerings (I.E. private placements) with prior approval by the Compliance Officer. An exception would be where the Access Person is a depositor in a saving bank converting from a mutual to a stock form of ownership.

(f) Access Persons must provide the Compliance Officer a list of securities owned and brokerage accounts held within 10 days of employment by CICC (an "Initial Holdings Report"). This Initial Holdings Report must be updated with an Annual Holdings Report within 30 days of each year-end.

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(g)  Access  Persons are  prohibited  from  receiving any gift or other thing of more than de minimis value (more than nominal value - I.E., $100) from any broker or other entity that does business with or on behalf of CICC.

II. SCOPE OF THIS CODE OF ETHICS

This Code of Ethics applies to any security in which the Access Person has "a direct or indirect beneficial ownership." "Beneficial ownership," as used in this Code, generally covers securities:

(a)  held for your benefit, regardless of how registered.

(b) held by your spouse, or minor children, or any relative of yours or your spouse who is presently sharing your home.

(c) held by you as trustee when you or members of your family have a beneficial interest in the trust.

(d) held by another person, if by reason of any agreement, relationship or other arrangement, you obtain benefits substantially equivalent to those of ownership.

Furthermore, a person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, if he or she can vest or revest title in himself or herself at once, or at some future time, or if he or she has investment discretion over the account.

The prohibitions set forth in this Code shall not apply to:

(a) Purchases or sales effected in any security over which an Access Person has no direct or indirect influence or control;

(b) Purchases or sales of securities which are not eligible for purchase or sale by a Fund, except that this Code does apply to purchases or sales of securities which are derivatives of securities that are eligible for purchase or sale by a Fund.

(c)  Purchases or sales of securities  which are issued by the Government of the
     United  States,   bankers'  acceptances,   bank  certificates  of  deposit,
     commercial paper and shares of registered open-end investment companies;

(d)  Purchases which are part of an automatic dividend reinvestment plan;

(e) Purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

When an Access Person intends a security transaction not clearly beyond the bounds of conflict of interest, as outlined above, clearance must be obtained from the Compliance Officer, or Derwood S. Chase (the "President"), or other authorized person, before the transaction is made. If you have questions, please don't hesitate to ask for further information.

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III. THE QUARTERLY TRANSACTION REPORTING REQUIREMENT

Each Access Person shall file with the Fund's President a report within 10 days of each calendar quarter, reporting every transaction in a security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases and sales specified in this Code as exempt (a "Quarterly Transaction Report"). The Quarterly Transaction Report shall also list any brokerage account opened by the Access Person during the previous quarter.

FORM OF REPORT.

* Access Persons shall report to the Compliance Officer every transaction in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, except purchases or sales effected in any account over which such Access Person has no direct or indirect control. The report must indicate: the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition), number of units, name of security, date of trade, price, broker, name of holder, date of purchase or sale. A COPY OF THE TRANSACTION CONFIRMATION WHICH DUPLICATES THE ABOVE INFORMATION MAY BE SUBSTITUTED FOR THE QUARTERLY TRANSACTION REPORT.

* All transactions during a calendar quarter to be reported should be listed on the Quarterly Transaction Report provided by the Adviser and reported no later than ten (10) days after the end of each quarter. COPIES OF CONFIRMATION STATEMENTS MAY BE ATTACHED TO AN ACCESS PERSON'S SIGNED REPORT IN LIEU OF LISTING OF THE TRANSACTIONS.

* Information supplied on the Quarterly Transaction Reports is available for inspection by the SEC at any time during the five year period following the end of the fiscal year in which each report is made.

IV. SANCTIONS

No Code of Ethics can cover every possible circumstance, and an individual's conduct must depend ultimately upon his or her sense of fiduciary obligation to a Fund and its shareholders. Nevertheless, this Code of Ethics sets forth the policy regarding conduct in those situations in which conflicts of interest are most likely to develop. Because the standards in this Code of Ethics are minimal rather than permissive, careful adherence to the Code is essential.

Violation of this Code will result in sanctions appropriate under the circumstances. Violators may be required to give up any profit or other benefit realized from any transaction in violation of this Code. In addition, conduct inconsistent with this Code may result in a letter of censure or suspension or termination of the employment of the violator. A record of violations of this Code of Ethics, and of any action taken as a result of such violations. will be available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each such violation occurs.

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Each year the  Compliance  Officer  shall  provide to the Board of Trustees of a
Fund a written report that describes any material violation of this Code and sanctions imposed. The report shall also certify that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

V. DEFINITIONS

ACCESS PERSON. As used in this Code, the term "Access Person" shall mean any trustee, officer or Advisory Person of a Fund. The Adviser will maintain, and update, a list of Access Persons.

ADVISORY PERSON. The term "advisory person" shall mean (a) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to a Fund or the Adviser who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of a security. The Compliance Officer will maintain a list of employees considered advisory persons for each Fund.

PURCHASE OR SALE OF A SECURITY. As used in this Code, "purchase or sale of a security" includes, INTER ALIA, the writing of an option to purchase or sell a security.

SECURITY. As used in this Code, the term "security" shall have the same meaning as set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

SECURITY HELD OR TO BE ACQUIRED. As used in this Code, this term shall mean any security as defined, which, within the most recent 15 days (a) is or has been held by a Fund or (b) is being or has been considered by a Fund or its Adviser for purchase by a Fund.

AUTHORIZED PERSON. Shall mean an officer of a Fund or of a Fund's Adviser and such other persons as shall be specifically designated by a Fund's trustees.

A security is "BEING CONSIDERED FOR PURCHASE OR SALE" when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.



Reviewed and Approved by the Board of Trustees on ______________________________

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                                                                February 1, 2000


                    PERSONAL TRADING POLICIES AND PROCEDURES

Attached is our current policy statement prohibiting the misuse of inside information by employees. I am sure you will appreciate the importance of this policy to our business.

Please sign and return this page to David Scott indicating you and your spouse have read the attached policy statement and are complying with it. Please retain the policy statement for your reference.

                                       Cordially,



                                       Derwood S. Chase, Jr.
                                       President, Chase Investment Counsel Corp.


Attachment


----------------------------------------        --------------------------------
          Employee's Signature                                Date


----------------------------------------        --------------------------------
           Spouse's Signature                                 Date

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                                                                February 1, 2000


                    PERSONAL TRADING POLICIES AND PROCEDURES


PURPOSE OF PERSONAL TRADING POLICIES AND PROCEDURES

Federal law prohibits Chase Investment Counsel Corporation (the "Adviser" or "CICC") and each of its Employees from purchasing or selling any publicly-traded stock, bond, option or other security on the basis of material, nonpublic information (I.E., insider trading). In addition, the Adviser and each of its Employees has a fiduciary obligation to the Adviser's clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to the Adviser or such Employees by the Adviser's clients. Finally, because the Adviser and each of its Employees is a fiduciary to the Adviser's clients, the Adviser and such Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts of interest between the interests of the Adviser or such Employees and the interests of the Adviser's clients.

To ensure that insider trading laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided, the Adviser has adopted the policies and procedures set forth in these Personal Trading Policies and Procedures. The policies and procedures set forth herein are intended to articulate the Adviser's policies, educate the Employees about the issues and the Adviser's policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that the Adviser satisfies its obligations in this area. By doing so, the Adviser hopes that the highest ethical standards are maintained and that the reputation of the Adviser is sustained.

To the extent that the Adviser serves as a subadviser to any investment company registered under the Investment Company Act of 1940, as amended (the "Company Act"), these Personal Trading Policies and Procedures are intended to constitute a Code of Ethics as required by Rule 17j-1 under the Company Act.

GENERALLY

INSIDER TRADING

It is unlawful to engage in "insider trading." This means, in general, that no "insider" may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities. Although the insider trading prohibitions extend to the activities of the Employees, because the Adviser does not have an investment banking division or affiliate, it is anticipated that Employees will not routinely receive "inside information." However, to educate the Employees, more information describing "insider trading" and the penalties for such trading is set forth below. Compliance procedures regarding the use of inside information by the Employees are also described just in case an Employee receives inside information.

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
OTHER CONFIDENTIAL INFORMATION

Certain information obtained by the Adviser that does not constitute "inside" information still constitutes confidential information that must be protected by the Adviser and its Employees. Compliance procedures regarding the use and treatment of that confidential information are set forth below.

CONFLICTS OF INTEREST

As a fiduciary to the Adviser's clients, each Employee must avoid actual and apparent conflicts of interest with the Adviser's clients. Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts. Also, the SEC has determined that it is a conflict of interest for an investment adviser's employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of the adviser's clients. If so, the adviser's employees are first obligated to make such limited opportunity available to the adviser's clients. More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

INSIDER TRADING

INSIDER TRADING DEFINED

The term "insider trading" is generally used to refer to (i) a person's use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning insider trading generally prohibit:

* The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

* The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider's duty to keep the information confidential or was misappropriated; or

* The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

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+    WHO IS AN INSIDER?

The concept of "insider" is broad. It includes officers, trustees, partners, employees and majority shareholders of a company or other entity. In addition, a person can be considered a "temporary insider" of a company or other entity if he or she enters into a confidential relationship in the conduct of the company's or entity's affairs and, as a result, is given access to information that is intended to be used solely for such company's or entity's purposes. A temporary insider can include, among others, an entity's attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations. In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty. Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity's representative in a manner in which the analyst knows or should know to be a breach of that representative's duties to the entity, the analyst may become a temporary insider.

+    WHAT IS MATERIAL INFORMATION?

Trading  on  inside  information  is  not  a  basis  for  liability  unless  the information is "material." Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that should be considered material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments. Material information does not have to relate to a company's business, it can be significant market information. For example, a reporter for THE WALL STREET JOURNAL was found criminally liable for disclosing to others the dates on which reports on various companies would appear in THE WALL STREET JOURNAL and whether or not those reports would be favorable.

+    WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public. For example, information found in a report filed with the SEC or appearing in Dow Jones, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or another publication of general circulation is considered public. Market rumors are not considered public information.

+    PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers. A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation. Penalties include:

*    civil injunctions;

*    disgorgement of profits;

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*    jail sentences;

* fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

* fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in these Personal Trading Policies and Procedures can be expected to result in serious sanctions by the Adviser, including dismissal of the persons involved.

POLICY STATEMENT REGARDING INSIDER TRADING

The Adviser expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information. In addition, the Adviser discourages its Employees from seeking or knowingly obtaining material, nonpublic information. The Adviser also prohibits each of its Employees from serving as an officer or director of any company having Publicly-Traded Securities.

PROCEDURES TO PREVENT INSIDER TRADING

As indicated above, because the Adviser does not have an investment banking division or affiliate and because the Adviser prohibits its Employees from serving as officers or directors of companies having Publicly-Traded Securities, the Adviser does not anticipate that its Employees will routinely be in receipt of material, nonpublic information. From time to time, however, Employees may receive such information. If any Employee receives any information which may constitute such material, nonpublic information, such Employee (i) should not buy or sell any securities, including options or other securities convertible into or exchangeable for such securities for a personal account or a client account, (ii) should not communicate such information to any other person (other than the Compliance Officer) and (iii) should discuss promptly such information with the Compliance Officer. Under no circumstances should such information be shared with any persons not employed by the Adviser, including family members and friends. Each Employee contacting an issuer or analyst should identify himself as associated with the Adviser and identify the Adviser as an investment management firm, and, after the conversation, make a memorandum memorializing the conversation with the issuer or analyst (including the beginning of the conversation where such Employee identified himself as associated with the Adviser).

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OTHER CONFIDENTIAL INFORMATION

CONFIDENTIAL INFORMATION DEFINED

As noted above, even if the Adviser and its Employees do not receive material, nonpublic information (I.E., "inside information"), such persons may receive other confidential or sensitive information from or about the Adviser's clients and ,they will receive confidential or sensitive information about the Adviser's affairs. Such confidential or sensitive information may include, among other things:

* The name of the client. The Adviser is obligated by law not to divulge or use its clients' names without their consent.

* Financial or other information about the client, such as the client's financial condition or the specific securities held in a specific client's portfolio.

* The names of the securities on the Adviser's buy, sell and source of funds lists.

* The name of any security under consideration for placement on the buy, sell or source of funds list.

* Any information privately given to an Employee, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of the Adviser or (ii) embarrass or harm the client or the Adviser.

Given the breadth of the above, all information that an Employee obtains through the Adviser should be considered confidential unless that information is specifically available to the public.

POLICY  STATEMENT  REGARDING USE AND TREATMENT OF  CONFIDENTIAL  INFORMATION

All confidential information, whatever the source, may be used only in the discharge of the Employee's duties with the Adviser. Confidential information may not be used for any personal purpose, including the purchase or sale of securities for a personal account.

PROCEDURES REGARDING USE AND TREATMENT OF CONFIDENTIAL INFORMATION

The Adviser encourages its Employees to be aware of, and sensitive to their treatment of confidential information. The Adviser prohibits its Employees from discussing such information unless necessary as part of their duties and responsibilities to the Adviser. Furthermore, the Adviser requires that each Employee take precautions to avoid storing confidential information in plain view in public areas of the Adviser's facilities, and requires that each Employee remove confidential information from conference rooms, reception areas and other areas where it may be seen by third parties. Particular care should be exercised when confidential information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes, where such information may be overheard. Under no circumstances may confidential information be shared with any person, including any spouse or other family member, who is not an Employee of the Adviser.

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CONFLICTS OF INTEREST INVOLVING TRADING SECURITIES FOR PERSONAL ACCOUNTS

FIDUCIARY DUTY TO AVOID CONFLICTS OF INTEREST BETWEEN CLIENT ACCOUNTS AND PERSONAL ACCOUNTS

As noted above, because the Adviser and each of its Employees is a fiduciary to the Adviser's clients, such persons must avoid actual and apparent conflicts of interest with the Adviser's clients. The client's interest takes precedence over the personal interests of the Adviser and its Employees. If a potential conflict arises, the Adviser and the Employee must resolve the matter in the client's favor.

An actual or apparent conflict of interest could arise when both an Employee and a client of the Adviser engage in transactions involving a Publicly-Traded Security (as defined herein). In such cases, transactions for client accounts must take precedence over transactions for Personal Accounts.

Conflicts of interest will often arise when an Employee becomes aware of limited investment opportunities, such as private placements, limited partnerships or any thinly traded securities, whether public or private (referred to hereafter as "Limited Investment Opportunities"). Because of the inherent potential for conflict, extreme care is required to prevent, limited investment opportunities demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

PERSONAL ACCOUNT DEFINED

+    GENERALLY

The "PERSONAL ACCOUNT" of an Employee shall include each and every account (other than an account for the benefit of any of the Adviser's clients) for which such Employee influences or controls investment decisions. An account for the benefit of any of the following will be presumed to be a "personal account" unless the Adviser and the Employee otherwise agree in writing.

*    An Employee of the Adviser.

*    The spouse of an Employee.

* Any child under the age of 22 of an Employee, whether or not residing with the Employee.

* Any other dependent of an Employee residing in the same household with the Employee.

*    Any other person residing in the same household as the Employee.

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
* Any other account in which an Employee has a direct or indirect beneficial interest, E.G., an account for a trust, estate, partnership or closely held corporation in which the Employee has a beneficial interest.

+    EXEMPTION

If an Employee certifies in writing to the Compliance Officer (or, in the case of the Compliance Officer, to the Chief Operating Officer or the Chief Executive Officer) that (i) the certifying Employee does not influence the investment decisions for any specified account of such spouse, child or dependent person and (ii) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Compliance Officer (or, in the case of the Compliance Officer, the Chief Operating Officer or the Chief Executive Officer) may, in his or her discretion, determine that such an account is not an Employee's "personal account".

+    OTHER EXCEPTIONS

Special policies apply when trading in an Employee's Personal Account is handled by someone other than the Employee. In situations where a third party exercises complete investment discretion in managing an Employee's Personal Account, pre-approval of trading is not required. If the Employee has any role in the managing the account, then this exception does not apply. Securities held or traded for these accounts must be included in the Employee's quarterly and annual reports. Any actual or appearance of a conflict of interest in the trading in the Employee's excepted accounts will render these accounts subject to the pre-approval requirements.

In order to fit within the exception regarding accounts for which the Employee has no investment discretion, the following is required: (a) a written verification by the Employee and (b) a written verification by a third party involved in the management of the account. In all cases, whether to grant the exception is in the discretion of the Compliance Officer.

DEFINITION OF PUBLICLY-TRADED SECURITIES

"Publicly-Traded Securities" means any (a) equity or debt instrument traded on an exchange, through NASDAQ or through the "Pink sheets," (b) options to purchase or sell such equity or. debt instrument, (c) index stock or bond group options that include such equity or debt instrument, (d) futures contracts on stock or bond groups that include such equity or debt instrument, and (e) any option on such futures contracts; PROVIDED that Publicly-Traded Securities shall not include (1) equity securities issued by mutual funds (other than mutual funds for which the Adviser acts as a sub-adviser) having total assets under management of at least $100,000,000, and (2) certificates of deposit, U.S. treasury bills and other U.S. government-issued debt instruments. "Publicly-Traded Securities" also includes securities traded on foreign security exchanges.

POLICY STATEMENT REGARDING TRADING FOR PERSONAL ACCOUNTS

The Adviser recognizes that the personal investment transactions of its Employees demand the application of a strict code of ethics. Consequently, the Adviser requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between the Adviser or its Employees, on the one hand, and the client, on the other hand. Therefore, the Adviser has adopted the procedures set forth below.

PROCEDURES REGARDING TRADING FOR PERSONAL ACCOUNTS

+    TRADING PROCEDURES (FOR PUBLICLY-TRADED SECURITIES)

The following procedures must be followed by all Employees before buying or selling any Publicly-Traded Security for a Personal Account; PROVIDED, that such procedures shall not be required with respect to (a) a purchase or sale of a Publicly traded Security for a Personal Account where such purchase or sale is non-volitional on the part of the Personal Account (E.G., a sale in connection with a court order) or (b) a purchase of a Publicly-Traded Security where such purchase is part of an automatic dividend reinvestment plan.

CONFIRM THAT NOT IN RECEIPT OF INSIDE INFORMATION

Each Employee wishing to buy or sell a Publicly traded Security for a Personal Account should first confirm that he or she is not in receipt of any material, nonpublic information (I.E., "inside information") that would affect the price of that Publicly-Traded Security.

CONFIRM THAT  CONTEMPLATED  TRANSACTION IS NOT APPROPRIATE FOR CLIENT OF ADVISER

When an Employee intends to effect a transaction that is a Limited Investment Opportunity, the Employee must confirm in writing that the planned investment is not one that is appropriate for any of the Adviser's clients. If the investment opportunity MAY be appropriate for any of the Adviser's clients--that is, the planned Limited Investment Opportunity is not a restricted transaction even though it is not the type of investment usually made on behalf of the Adviser's clients--the Employee must consider the investment for each such client.

If the Limited Investment Opportunity is not prohibited by a client's investment restrictions, then the opportunity must be first offered to the Adviser's clients. The Employee engaging the in Limited Investment Opportunity must document that he or she has complied with this process.

SEEK PRE-APPROVAL OF ALL TRADES MADE FOR A PERSONAL ACCOUNT

Each Employee wishing to buy or sell any Publicly-Traded Security for a Personal Account shall request approval to buy or sell such Publicly-Traded Security by completing and submitting to the Director of Investments (or, in the case of the Director of Investments, to the Compliance Officer) a Request for Preapproval of Purchase or Sale of Publicly-Traded Securities for Personal Account (a "Preapproval Form"), attached hereto as Exhibit B. The Director of Investments or the Compliance Officer, as the case may be, must give such approval in writing prior to the trade being executed. The Director of Investments or the Compliance Officer, as the case may be, will sign the Preapproval form only if the trade complies with the following guidelines:

SECURITY NEITHER HELD NOR BEING CONSIDERED FOR CLIENT ACCOUNTS

The Publicly-Traded Security must neither be currently held by the Adviser for any client account nor currently under consideration for purchase or sale by the Adviser for any client account, unless, in the case of an Employee's proposed sale of a Publicly-Traded Security for a Personal Account, the Employee has obtained the prior written approval of the Director of Investments (or, in the case of an approval requested by the Director of Investments, the Compliance Officer), which approval may be granted only if the Employee demonstrates to the satisfaction of the Director of Investments (or the Compliance Officer, as the case may be), that (i) there is an appropriate reason unique to the account holder's circumstances for proposing such sale and (ii) the proposed sale is likely to have no material impact on the market price of the Publicly-Traded Security because of the size of the proposed sale, the daily trading volume of the Publicly-Traded Security, and other factors.

SECURITY NOT PART OF INITIAL PUBLIC OFFERING

No Employee may purchase for a Personal Account any Publicly-Traded security in an initial public offering (IPO).

EXECUTION OF TRADES

All trades for Personal Accounts must be executed by the end of the trading day following the day the approval is given by the Director of-Investments (or, in the case of the Director of Investments, by the Compliance Officer). If the trade is not executed by the end of such period, another Preapproval form must be submitted. Any approval of the proposed transaction may be rescinded by the Director of Investments (or, in the case of an approval requested by the Director of Investments, by the Compliance Officer) at any time prior to the consummation of the proposed transaction.

+    LIMITATIONS ON TRADES BY DECISION-MAKING ACCESS PERSONS.

Because of the special circumstances involving trading for Personal Accounts by the Adviser's decision-making employees who have access to inside information, the Adviser has adopted certain additional limits on trading by these Access Persons. In addition to the personal trading policies applicable to all of the Adviser's Access Persons may not execute trades in a Publicly-Traded Security within 15 days of the purchase or sale of that security by the Adviser for its client accounts, even if the security is no longer held by a client account or if the Adviser merely considered trading in the security, but did not do so.

Under extraordinary circumstances, the Chief Operating Officer may waive the 15-day "black out" period to prevent undue personal hardships. Such waiver may not conflict with the Adviser's fiduciary duty to put client interests first.

If the Adviser purchases or considers the purchase of a Publicly-Traded Security in which an Access Person has previously executed a trade within 15 days of the Adviser's purchase or consideration of a purchase, the Access Person must immediately disclose the circumstances to the Director of Investments and the Compliance Officer.

+    REPORTS OF PERSONAL TRANSACTIONS (FOR PUBLICLY-TRADED SECURITIES).

SUBMISSION OF REPORTS

In order for the Adviser to monitor compliance with its insider trading and conflict of interest policies and procedures, each Employee shall submit, or shall cause to be submitted, to the Compliance Officer the following reports:

NOTIFICATION OF PERSONAL ACCOUNTS

Each Employee shall submit to the Compliance Officer a Statement of Personal Accounts in the form attached hereto as Exhibit C. If an Employee's outside activity and brokerage report Account should become inaccurate or incomplete at any time, such Employee shall promptly submit to the Compliance Officer an amended Statement of Personal Accounts correcting all inaccurate or incomplete information. (The report includes information on outside activities that are prohibited without the prior approval of the Chief Operating Officer.)

DUPLICATE CONFIRMATIONS

Each Employee shall authorize brokerage firm or other firm where such Employee's Personal Accounts are maintained to send to the Compliance Officer duplicate confirmations of all transactions in Publicly-Traded Securities effected for such Employee's Personal Accounts. A form letter to be used for this purpose is attached hereto as Exhibit D.

QUARTERLY TRANSACTION REPORTS

Each Employee shall submit a "Quarterly Transaction Report" in the form attached hereto as Exhibit E for each of his or her Personal Accounts. The report shall be submitted to the Compliance Officer within ten calendar days following the end of each calendar quarter regardless of whether any trading activity took place in that account during the quarter. The Quarterly Report may consist of an account statement for each Personal Account.

INITIAL PERSONAL HOLDINGS REPORTS

Within ten days of the start of employment, each Employee shall submit to the Compliance Officer a report of all of the holdings in the Employee's Personal Accounts. The report may include copies of brokerage statements.

ANNUAL PERSONAL HOLDINGS REPORTS

Within thirty days of the calendar year end, each Employee shall submit to the Compliance Officer an annual report of all of the holdings in the Employee's Personal Accounts. The report may include copies of brokerage statements or may incorporate by reference the Quarterly Reports provided for the calendar year.

REVIEW AND RETENTION OF REPORTS

The  Compliance  Officer  shall  promptly  review each  duplicate  confirmation,
Monthly Report and Quarterly Personal Transaction Report and compare the transactions reported against the Preapproval Forms that were prepared during the month or the quarter, as the case may be, to determine whether any violations of the Adviser's policies or of the applicable securities laws took place. If any Employee's Monthly Report or Quarterly Report fails to contain all required information, the Compliance Officer shall promptly contact such Employee to obtain the missing information. Upon discovering a violation of these procedures, the Adviser may impose such sanctions as it deems appropriate, including, INTER ALIA, a letter of censure or suspension or termination of the employment of the violator. All material violations of these procedures and any sanctions imposed with respect thereto shall be reported periodically to the board of trustees of any investment company client of the Adviser if the violation involved the securities owned by such investment company client. The Adviser shall retain all documents required to be submitted by Employees under this provision, including, without limitation, all Quarterly Personal Transaction Reports and any documents referred to or incorporated therein, as part of the books and records required by the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

+    NOTIFICATION OF INTEREST (FOR ALL SECURITIES)

If an Employee knows that the Adviser is contemplating buying or selling any security (whether a Publicly-Traded Security or not) held by a Personal Account of that Employee, the Employee must disclose his or her position in the security to (i) the Investment Committee at the time the security is being discussed or
(ii) the analyst at the time the security is being discussed with the analyst, whichever event occurs earlier. This disclosure shall include the date of acquisition by the Personal Account, the size of the position held, the price paid and any other information requested by the Investment Committee, analyst or the Compliance Officer. The Adviser will determine what action is appropriate to avoid a conflict of interest. Such action may include requiring the Personal Account to liquidate its position in the security being contemplated for purchase by clients, or prohibiting the Personal Account from selling the security until the Adviser has decided what position it will take with respect to clients.

SUMMARY

IMPORTANCE OF ADHERENCE TO PROCEDURES

It is very important that all Employees adhere strictly to these Personal Trading Policies and Procedures. Any violations of such policies and procedures may result in serious sanctions, including dismissal from the Adviser.

ANNUAL CIRCULATION/CERTIFICATION

These Personal Trading Policies and Procedures, an Appendix to the Adviser's Compliance Manual, shall be circulated at least annually to all Employees, and at least annually each Employee shall be asked to certify in writing pursuant to the form attached hereto as Exhibit G that he or she has followed the Personal Trading Policies and Procedures.

QUESTIONS

Any questions regarding the Adviser's policies or procedures with respect to insider trading, confidential information and conflicts of interest should be referred to the Compliance Officer.

                       EMPLOYEE TRANSACTION CLEARANCE FORM


EMPLOYEE: ____________________             DATE: ____________________________

SECURITY: ____________________             NUMBER OF SHARES _________________

BUY:      ____________________             SELL:_____________________________

APPROVED: ____________________             DISAPPROVED:______________________

                                           INITIALS: ________________________

                      QUARTERLY EMPLOYEE TRANSACTION UPDATE

NOTE:  ALSO NEED THE SECURITY HOLDER - MAY NOT BE THE EMPLOYEE IN ALL CASES.

PLEASE LIST THE SECURITIES YOU OR YOUR SPOUSE OR ANY OTHER MEMBER OF YOUR HOUSEHOLD HAVE BOUGHT OR SOLD SINCE THE LAST QUARTERLY REPORT. ALSO, LIST ANY SECURITIES YOU MAY HAVE FORGOTTEN TO REPORT BEFORE. IF YOU HAVE NO SECURITY TRANSACTIONS, PLEASE WRITE "NONE."


                              SECURITY TRANSACTIONS

NAME OF SECURITY                             BUY      SELL     TRADE DATE
----------------                             ---      ----     ----------

--------------------------------------       ----     ----     -----------------

--------------------------------------       ----     ----     -----------------

EMPLOYEE'S SIGNATURE                                           DATE
                     -----------------------------------------      ------------


NAME OF SECURITY                             BUY      SELL     TRADE DATE
----------------                             ---      ----     ----------

--------------------------------------       ----     ----     -----------------

--------------------------------------       ----     ----     -----------------

EMPLOYEE'S SIGNATURE                                           DATE
                     -----------------------------------------      ------------


NAME OF SECURITY                             BUY      SELL     TRADE DATE
----------------                             ---      ----     ----------

--------------------------------------       ----     ----     -----------------

--------------------------------------       ----     ----     -----------------

EMPLOYEE'S SIGNATURE                                           DATE
                     -----------------------------------------      ------------


NAME OF SECURITY                             BUY      SELL     TRADE DATE
----------------                             ---      ----     ----------

--------------------------------------       ----     ----     -----------------

--------------------------------------       ----     ----     -----------------

EMPLOYEE'S SIGNATURE                                           DATE
                     -----------------------------------------      ------------